Dynatrace Announces New $400 Million Revolving Credit Facility And Repayment of Remaining Term Loan B Debt WALTHAM, Mass., December 5, 2022 – Software intelligence company Dynatrace (NYSE: DT) today announced the closing of a new $400 million, five-year senior secured revolving credit facility through a syndicate of banks led by BMO Harris Bank N.A., with Dynatrace LLC, a wholly-owned subsidiary of Dynatrace, Inc., as borrower. This new facility, entered into on December 2, 2022, replaces a $60 million revolving credit facility, which was set to mature on August 23, 2023. In conjunction with the closing of the new revolving credit facility, Dynatrace repaid the remaining balance of its Term Loan B debt, which had an outstanding principal balance of $221 million as of September 30, 2022. The repayment was funded with a portion of the company’s cash balance, which stood at $563 million as of September 30, 2022. Dynatrace has no other funded debt obligations outstanding at this time. “We are extremely pleased with the completion of this transaction as it provides us with increased financial flexibility at substantially lower costs,” said Jim Benson, Chief Financial Officer at Dynatrace. “Significant demand for the transaction resulted in an over-subscription, which we believe is a testament to our balanced business model that delivers strong growth, profitability and free cash flow.” About Dynatrace Dynatrace provides software intelligence to simplify cloud complexity and accelerate digital transformation. With automatic and intelligent observability at scale, our all-in-one platform delivers precise answers about the performance and security of applications, the underlying infrastructure, and the experience of all users to enable organizations to innovate faster, collaborate more efficiently, and deliver more value with dramatically less effort. That’s why many of the world’s largest enterprises trust Dynatrace® to modernize and automate cloud operations, release better software faster, and deliver unrivalled digital experiences. To learn more about how Dynatrace can help your business, visit https://www.dynatrace.com, visit our blog, and follow us on Twitter @dynatrace. Contacts Investor Contact: Noelle Faris VP, Investor Relations Noelle.Faris@dynatrace.com Media Relations: Jerome Stewart VP, Communications Jerome.Stewart@dynatrace.com